Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

IR-MED INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)
Securities to Be Registered
Fees to Be Paid	Equity	Shares of Common Stock, $0.001 par value per share	Other	80,000,000 (3)	$0.079	$6,320,000	$0.00015310	$967.59
	Total Offering Amounts					$6,320,000		$967.59
	Total Fees Previously Paid							$0
	Total Fee Offsets							$967.59	(4)
	Net Fee Due							$0

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”), of the registrant that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration.

(2)	In accordance with Rule 457(c), based on the average of the high ($0.079) and low ($0.079) prices of the Common Stock on the OTCQB® Market on May 9, 2025.

(3)	Represents 80,000,000 shares that may be sold by the selling stockholder named herein, including 79,000,000 shares that we may sell to the selling stockholder under an equity purchase agreement (the “Equity Purchase Agreement”) and 1,000,000 commitment shares we agreed to issue to the selling stockholder as consideration for its irrevocable commitment to purchase shares of our common stock under the Equity Purchase Agreement.

(4)	A registration fee of $2,439.54 was previously paid with respect to securities registered under the Registrant’s registration statement on Form S-1 filed on June 24, 2024 (No. 333-280446) (the “Prior Registration Statement”), pertaining to the registration of securities of the Registrant, which remained unutilized and subsequently withdrawn on May 2, 2025, and therefore, available for future registration fees pursuant to Rule 457(p) under the Securities Act. As the total filing fee required for this Registration Statement is $967.59, taking into consideration the available offset of $2,439.54 from the Prior Registration Statement, $0 is currently due for this Registration Statement.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Amount of Registration Fee	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source

Rule 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims	IR-Med Inc.	S-1	333-280446	June 24, 2024			Units Each Unit Consisting of One Share of Common Stock and One Warrant to Purchase One Share of Common Stock	$2,439.54	Withdrawal of Prior Registration Statement	$16,528,000
Fee Offset Sources	IR-Med Inc.	S-1	333-280446		June 24, 2024						$967.59